Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of January 1st, 2025, by and between CLEANCORE SOLUTIONS, INC., a Nevada corporation (the “Company”), and GARY HOLLST, an individual (the “Employee”). The Company and the Employee are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

Recitals:

The Company wishes to secure the services of the Employee as Chief Revenue Officer of the Company with such duties as are set forth on Exhibit A upon the terms and conditions hereinafter set forth, and the Employee wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Employee’s Position; Duties. During the Term (as hereinafter defined), the Company shall employ Employee in the position of Chief Revenue Officer. The Employee accepts such employment and agrees to perform such duties as outlined in Exhibit A, subject to the terms and conditions set forth in this Agreement. The Employee agrees to devote his or her time and energies to the business of the Company and/or its affiliates and subsidiaries to perform his/her duties hereunder.

2. Term of Employment; Employment at Will. The term (“Term”) of this Employment Agreement shall commence on the Start Date (defined below) and continue until the Employment Agreement, and thus the Employee’s employment, is terminated by either the Company or the Employee. The Employee is employed “at-will” which means that the Employee’s employment with the Company may be terminated by either the Employee or the Company at any time, with or without cause, for any or no reason, subject to the notice provisions in this Employment Agreement. As used in this Agreement, “Start Date” means the first date on which the Employee reports to the Company to begin work under this Agreement, which shall be August 30, 2024.

3. Location. Employee will perform his or her work duties for the Company primarily in from his home office. However, Employee shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4. Compensation.

(a) Base Salary. The Company shall pay to the Employee a base salary for all services to be rendered by the Employee under this Employment Agreement at the rate of $125,000.00 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Employee’s Base Salary following the date of the termination of this Employment Agreement whether by the Company, the Employee, or otherwise.

(b) Additional Compensation. In addition to the base salary, the Employee will receive $7,500 dollars in cash or in stock at the employees choosing quarterly based on mutually agreed upon KPIS.

(c) Restricted Stock Units– See Exhibit A attached hereto, there terms of which are incorporated into this Section 4(c) by reference with the same force and effect as if fully stated in this Section 4(a).

(d) Participation in Employee Benefit Plans; Other Benefits.

(i) During the Term, the Employee shall be entitled to participate in such medical, life, disability, and other benefits plans as are generally afforded to other Company employees at a similar level and to participate in all other company-wide employee benefits plans, including a defined contribution pension plan and 401(k) plan, as may be made available generally to Company employees from time to time, subject to the Employee satisfying waiting periods, eligibility criteria, and other terms and conditions, if any, that may be applicable to each such benefit plan.

(ii) During the Term, the Employee may be eligible to be considered from time to time for an award under the Company’s Stock Option Plan (the “Plan”), in the Company’s sole discretion. The eligibility criteria for an award under the Plan and whether the Employee is provided with an award under the Plan are in the Company’s sole discretion.

(iii) Except as prohibited by law, the Company may amend, terminate, reduce or otherwise change any of benefits or plans described above in this Section 4(b).

(e) Expenses. The Company shall pay or reimburse the Employee for all reasonable and necessary expenses actually incurred or paid by the Employee during the Term in the performance of the Employee’s job duties under this Employment Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of the Company. In addition to meeting the conditions of the immediately preceding sentence, any expenses in excess of $1000.00 require advance approval by the Company’s Chief Financial Officer before being incurred in order to be eligible for payment or reimbursement by the Company.

(f) Vacation and Sick Leave. The Employee shall be entitled to receive 4 weeks of paid vacation per calendar year and 40 hours of paid sick leave per calendar year. The Employee’s vacation and sick leave, how it is accrued, and how the Employee may use it may be subject to employment and other policies the Company may adopt and/or change from time to time in its sole discretion and with or without notice to the Employee. Unless required by applicable state or local law, the Employee is not be entitled to receive compensation for accrued but used paid sick leave or paid vacation leave upon separation from the Company.

(g) Withholding of Taxes. The Company may withhold from any Base Salary, bonuses, benefits, or other compensation payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. Termination.

(a) Termination by the Employee.

(i) Termination upon Death. If the Employee dies during the Term, this Employment Agreement and the Employee’s employment with the Company shall terminate as of the date of his/her death and, except as provided in Section 5(c) hereof, the Employee’s estate shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of death.

(ii) Termination other than for Death. The Employee may terminate this Employment Agreement, and thus his/her employment with the Company, for any reason or no reason at any time during the Term upon 14 days’ written notice by the Employee to the Company and, except as provided in Section 5(c) hereof, the Employee shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination.

(b) Termination by the Company.

(i) Termination for Cause. During the Term, The Company may at any time by written notice to the Employee terminate this Employment Agreement, and thus the Employee’s employment, immediately if an event of Cause (as defined below) occurs, and, except as provided in Section 5(c) hereof, the Employee shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination. For purposes of this Employment Agreement, “Cause” shall mean:

(A) any willful breach by the Employee of any material term of this Employment Agreement, if the Employee fails to reasonably cure such breach within 14 days after the receipt of written notice from the Company of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate the Employee’s employment upon the failure of the Employee to reasonably cure such failure or breach; or

(B) Employee has committed an intentional act of fraud, misappropriation, embezzlement, or theft or a breach of fiduciary duty involving personal profit; or

(C) the Employee is indicted for any criminal offense constituting a felony or a crime involving moral turpitude; or

(D) the Employee intentionally breaches any of the provisions of Section 6 of this Employment Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Employee in bad faith or without a reasonable belief that Employee’s action or omission was in the interest of the Company.

(ii) Termination other than for Cause. The Company may terminate this Employment Agreement, and thus the Employee’s employment, for any reason or no reason at any time without Cause upon 14 days written notice by the Company to the Employee and, except as provided in Section 5(c) hereof, the Employee shall be entitled to 12 months of base salary paid monthly for 12 months.

6. Certain Covenants of the Employee.

(a) The Employee acknowledges that: (i) s/he is one of the limited number of persons who will assist with developing the Company’s business, which consists of developing, manufacturing, marketing, and selling cleaning solutions and cleaning products (the “Company’s Business”); (ii) the Employee’s work for the Company will bring Employee into close contact with many confidential affairs not readily available to the public; and (iii) the covenants contained in this Section 6 will not involve a substantial hardship upon Employee’s future livelihood. In order to induce the Company to enter into this Employment Agreement, the Employee covenants and agrees that:

(i) Confidential Information. During the Term and for a period of three years thereafter (the “Non-Disclosure/Non-Use Period”), the Employee shall not, directly or indirectly: (A) disclose CleanCore Confidential Information (defined below) to any entity that is not authorized by the Company or to receive such CleanCore Confidential Information or (B) use or appropriate CleanCore Confidential Information for his/her own benefit or for the benefit of any entity other than the Company or its authorized subsidiary or affiliate, except as required in the course of the Employee’s performance of his job duties with the Company under this Employment Agreement or with the express written consent of the Company’s Chief Executive Officer or its Board of Directors. The provisions of this Section 6(a)(i) do not prohibit the Employee from disclosing CleanCore Confidential Information as may be necessary to report unlawful sexual harassment or assault, unlawful discrimination, or unlawful activity at the Company or by the Company or any of its directors, officers, or employees (collectively, “Unlawful Activity”), provided that the Employee makes such disclosure solely to the appropriate federal, state or local government official or appropriate person within the Employee with responsibility for investigating or addressing reports of any such Unlawful Activity.

(ii) As used in this Employment Agreement, “CleanCore Confidential Information” means all documents, files, papers or information relating to trade secrets of the Company or any Company subsidiary or affiliate and all confidential documents, files, papers, or information relating to the Company’s Business, including, without limitation, the customers, business relationships, accounts, pricing policies, customer lists, computer software and hardware, of the Company or any Company subsidiary or affiliate, any of the Company’s, or Company affiliate or subsidiary’s, business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel policies and other policies, whether generated by the Employee or by any other person, provided, however, that CleanCore Confidential Information does not include information that the Employee can document: (A) is or becomes generally and freely publicly available through no fault of the Employee, (B) the Employee has otherwise rightfully obtained from a third-party who is not under any restriction to maintain its confidentiality, or (C) was lawfully known or obtained by the Employee prior to his/her receipt of it during the course of his/her employment with the Company.

(iii) Covenant Not to Compete. During the Term and for a period of two year thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly: (A) work, as an employee, consultant, contractor, or in any other capacity, for a Competitive Business (as defined below) in a position or role having a Restricted Duty (as defined below); (B) be an individual proprietor, partner, member, stockholder, officer, director, joint venturer, investor, lender, or owner (other than a holder of not more than two percent of the combined voting power of the outstanding stock of a publicly held company) in or of a Competitive Business; or (C) develop any property for use in the Company’s Business on behalf of any entity other than the Company, its subsidiaries and affiliates.

(iv) Covenant Not to Solicit. During the Restricted Period, the Employee shall not directly or indirectly (other than in furtherance of the business of the Company): (A) initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee, consultant, or contractor of, to, or with the Company or any of its affiliates or subsidiaries to terminate his/her/its employment or consulting or contractor relationship with the Company or any its subsidiaries or affiliates, as the case may be, or to become employed by or to enter into a consultant or contractor relationship with any entity, and the Employee shall not approach any such employee, contractor, or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person; or (B) solicit, for the purpose of selling, renting or leasing or attempting to sell, rent, or lease a Restricted Product (as defined below), to any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company that the Employee contacted, solicited, or served, or that the Employee knew had been contacted, solicited, or served by the Company, at any time in the preceding twelve month period of the Employee’s employment with the Company.

As used in this Section 6: The term “Competitive Business” means any business engaged in the United States, worldwide] in developing, manufacturing, marketing, or selling cleaning solutions. The term “Restricted Duty” means any sales, purchasing, operational management, marketing, competitive-planning, strategic-planning, or executive responsibility or duty. The terms “Restricted Product” and “Restricted Products” refer to Any ozone products developed at CleanCore.

(b) Rights and Remedies Upon Breach. If the Employee breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its subsidiaries and affiliates shall, in addition to the rights set forth in Section 6(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates. The right to obtain such specific performance or injunction in addition to, and without prejudice to, any other rights or remedies available to the Company, its subsidiaries, and affiliates under this Employment Agreement, at law, or in equity.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, or emailed to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, mailed, or emailed.

(b) Governing Law; Forum for Resolution of Disputes.

(i) This Employment Agreement shall be governed by and construed under the laws of the State of Nebraska without regard to the choice of law principles thereof. The Parties hereby agree that all questions concerning the construction, validity and interpretation of this Employment Agreement, and any disputes arising thereunder shall be governed by the laws of the State of Nebraska without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in any other forum or jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts within such state or otherwise. Each Party irrevocably submits to the exclusive jurisdiction (including both subject matter jurisdiction and personal jurisdiction over each of the Parties) and the venue of the state and federal courts whose jurisdictional territory includes Douglas County, Nebraska for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Employment Agreement or Employee’s employment with the Company. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY PROCEEDING SO BROUGH. Each of the parties agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on such Party and may be enforced in any court to the jurisdiction of which such Party is subject by a suit upon such judgment.

(ii) As a condition precedent to a Party’s ability to commence a lawsuit against the other Party relating to or arising out of this Employment Agreement or Employee’s employment with the Company, the Party that wishes to commence such lawsuit shall first give written notice to the other Party of the dispute arising out of or related to Employment Agreement or Employee’s employment with the Company, and, no later than twenty-one (21) days after such notice is delivered, a representative of each Party with authority to settle that dispute for each Party shall confer in good faith in an effort to resolve that dispute. The notice of such dispute for each Party shall include a reasonable description of the basis therefor. Only after the Parties have conferred, or made a good faith effort to confer, in accordance with this Section 7(b)(ii) may a party commence a lawsuit pertaining to the dispute.

(c) Entire Agreement. This Employment Agreement represents the complete understanding between the Employee and the Company concerning the subject matter of this Employment Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Employee and the Company. The Employee and the Company agree that this Employment Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Employment Agreement.

(d) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Employee and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(h) Interpretation. (i) Should any provision of this Employment Agreement require interpretation or construction, it is agreed by the Employee and the Company that the person interpreting or construing this Employment Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. (ii) The headings and sub-headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

(i) Survival. Sections 5(c), 6, and 7 of this Employment Agreement shall survive the termination of this Employment Agreement.

(j) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

CleanCore Solutions, Inc.

By:	/s/ Clayton Adams
	Name:	Clayton Adams
	Title:	Chief Executive Officer

Address:

Email:

EMPLOYEE:

Name:	GARY HOLLST

/s/ Gary Hollst

Address:
Email:

EXHIBIT B

●	ESOP and Stock Compensation - the Company shall offer the employee 200,000 Restricted stock Units. 75,000 shares to be granted immediately, with rest to be earned pro-rata quarterly over 3 years starting immediately after signing of this agreement.

●	Additionally, the company shall offer the employee annual sales incentive goals (based upon the company’s fiscal year running July1st – June 30 annually). Cash bonuses for yearly goals are achieved at a maximum of $150,000 per year, monthly goals can be achieved every month for the year.

●	A $75,000 cash bonus will be paid to the employee when the company reaches five million in sales in a 12 month period.

●	A 150,000 dollar cash bonus will be paid to the employee if the company achieves a 10,000,000 in sales in a given year

●	Any month the company achieves over $500,000 in sales the employee is entitled to $10,000.00 dollars in cash.

●	Any month the company the company achieves $1,000,000 dollars in sales the employee is entitled to $10,000 in cash.

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